Exhibit 99.1


                                          Contact:
                                          Ed Dickinson
                                          Chief Financial Officer, 636.916.2150


FOR IMMEDIATE RELEASE


            LMI AEROSPACE REPORTS RESULTS FOR THE FIRST QUARTER, 2004


     ST. LOUIS - May 17, 2004 - LMI Aerospace, Inc. (Nasdaq:LMIA), a leading provider of assemblies, kits and detail sheet metal and machined components to the aerospace, defense and technology industries, announced today that net sales for the quarter ended March 31, 2004 were $18.5 million, a decrease of 11.0 percent from the quarter ended March 31, 2003. LMI reported a net loss after restructuring costs of ($1.5) million or ($0.19) per diluted share for the quarter ended March 31, 2004, compared to a net loss of ($1.0) million or ($0.12) per diluted share, for the quarter ended March 31, 2003. Restructuring expenses of $0.5 million were incurred in the first quarter of 2004, compared to none in the first quarter of 2003.

     Sales for the sheet metal segment in the first quarter of 2004 were $14.7 million, a decrease of 14.1 percent from $17.2 million in the first quarter of 2003. The decrease is due to lower sales of business jet and military components. Commercial aircraft sales of $5.6 million in the first quarter of 2004 were higher than the $5.2 million reported in the first quarter of 2003. As previously reported, weakness in demand for business jets in 2003, evidenced by production stoppages at several of LMI's customers followed by their aggressive inventory reduction strategies, significantly reduced business jet sales in the first quarter of 2004 and fiscal 2003. Backlog for the sheet metal segment was approximately $45.2 million at March 31, 2004, down from $51.9 million at March 31, 2003. Orders for new components on regional, business and commercial aircraft received in April, 2004 have caused the backlog for this segment to increase to $50.0 million as of April 30, 2004.

     For the machining and technology segment, sales in the first quarter of 2004 were $3.8 million, up from $3.7 million in the first quarter of 2003. Beginning in September 2003, LMI began to receive significant reorders of laser equipment and military components and orders have continued at a high rate through the first quarter of 2004. Backlog for this segment at March 31, 2004 was approximately $14.8 million, up from $11.7 million at March 31, 2003. Backlog at April 30, 2004 is about $16.7 million.

     Gross profit for the Company for the first quarter of 2004 was $2.7 million, or 14.4 percent of net sales, compared to $2.2 million, or 10.6 percent of net sales in the first quarter of 2003. Gross profit for the sheet metal segment increased primarily because of cost reduction and restructuring efforts during the second half of 2003 and the first quarter of 2004 at the Company's St. Charles, Missouri and Wichita, Kansas facilities. Gross profit in the machining and technology segment increased due to higher sales and a more favorable product mix.

     Selling, general and administrative expenses, excluding restructuring charges of $0.5 million, for the first quarter of 2004 were $3.2 million, down from $3.3 million in 2003. Budgeted cost reductions were offset primarily by legal expenses for preparing a C130 claim and providing information to satisfy an administrative subpoena filed in February 2004 by the Department of Defense against Versaform, a wholly-owned subsidiary of the Company.

     Restructuring charges during the first quarter of 2004 were $0.5 million. We continue to expect that these expenses will total $0.9 million.

     The loss before income taxes in the first quarter of 2004 was ($1.0) million, net of restructuring charges, a decline from ($1.5) million in the first quarter of 2003. At March 31, 2004, LMI had $9.0 million outstanding under its $9.7 million revolving line of credit.

     "Our first quarter 2004 results fell below our budgeted targets by $0.5 million", said Ronald S. Saks, President and CEO of LMI Aerospace, Inc. "However, based on current customer demand and preliminary performance estimates for the second quarter 2004 to date, we expect to meet our budgeted targets for the second quarter. As previously announced, our sales forecast for 2004 indicated a $3.0 million increase in our machining and technology segment and flat sales in our sheet metal segment. We are modifying our forecast to include a $4.0 million increase in our machining and technology segment and a $1.0 million to $5.0 million increase in our sheet metal segment, resulting in sales of $81 million to $85 million in 2004. We also expect gross margins to improve from the 14.4 percent level in the first quarter of 2004 to an average of 18 percent to 20 percent for the full year. Selling, general and administrative expense before restructuring changes is expected to be about the same as 2003, given the added legal costs associated with the Department of Defense investigation and our claim against a military customer", said Saks.

     "This has been a challenging period for our management and employee group - our cost reduction and restructuring efforts, together with negotiated price increases on selected products and the winding down of a B-52 refurbishment program have set the stage for improved performance as we progress through 2004. Increased demand from several key customers, as well as some improvement in production rates in the commercial aircraft, regional and business jet, and semiconductor markets we serve, will help us resume the growth we have been anticipating for some time. Our employees are motivated to execute well in this environment and, barring unforeseen economic disturbances, we believe that these markets will continue to grow in the next two years. We remain committed to our strategy of expanding our market reach and improving our supply chain and distribution management so we can better serve our customers needs", said Saks.

     LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace and technology industries. The Company operates twelve manufacturing facilities that fabricate, machine, finish and integrate formed, close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, laser equipment used in the semiconductor and medical industries, and for the commercial sheet metal industries.

     This press release includes forward looking statements related to LMI Aerospace's outlook for 2003, which are based on current management expectation. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace's filing with the Securities and Exchange Commission, including those factors contained in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2003.

                               LMI Aerospace, Inc.
                      Consolidated Statements of Operations
                  (Amounts in thousands, except per share data)
                                   (Unaudited)

                                                      For the Three Months Ended
                                                               March 31,
                                                        2004              2003
                                                -------------------------------------
Net sales                                            $  18,540         $  20,842
Cost of sales                                           15,869            18,623
                                                -------------------------------------
Gross profit                                             2,671             2,219

Selling, general and administrative expenses             3,216             3,310
Restructuring charges                                      529                 -
                                                -------------------------------------
   Loss from operations                                 (1,074)           (1,091)

Other income (expense):
    Interest expense                                      (445)             (440)
    Other, net                                               -                 -
                                               -------------------------------------
Loss before income taxes                                (1,519)           (1,531)

Provision for (benefit of) income taxes                      -              (574)
                                                -------------------------------------
Net loss                                            $   (1,519)         $   (957)
                                                =====================================

Amounts per common share basic and dilutive:
   Net loss per common share                          $  (0.19)        $   (0.12)
                                                =====================================

Weighted average common shares outstanding           8,181,786         8,181,786
                                                =====================================

                               LMI Aerospace, Inc.
                           Consolidated Balance Sheets
             (Amounts in thousands, except share and per share data)

                                                                      (Unaudited)
                                                                       March 31,          December 31,
                                                                          2004                2003
                                                                  -----------------------------------------
Assets
Current assets:
   Cash and cash equivalents                                          $      298            $    441
   Trade accounts receivable, net of allowance of $250 in March            9,640               9,158
     2004 and $245 in December 2003
   Inventories                                                            24,136              24,159
   Prepaid expenses                                                          812                 787
   Deferred income taxes                                                   2,206               2,206
   Income taxes receivable                                                 1,922               1,933
                                                                 -----------------------------------------
Total current assets                                                      39,014              38,684

Property, plant and equipment, net                                        21,476              22,248
   Goodwill                                                                5,653               5,653
   Customer intangible assets, net                                         3,696               3,792
   Other assets                                                              252                 142
                                                                  -----------------------------------------
Total Assets                                                            $ 70,091           $  70,519
                                                                  =========================================

Liabilities and stockholders' equity
Current liabilities:
   Accounts payable                                                    $   5,444            $  4,570
   Accrued expenses                                                        2,073               2,126
   Current installments of long-term debt and capital lease
     obligations                                                          20,463               6,069
                                                                  -----------------------------------------
Total current liabilities                                                 27,980              12,765

Long-term debt and capital lease obligations, less current
   installments                                                            7,635              21,756
Deferred income taxes                                                      2,206               2,206
                                                                  -----------------------------------------
Total long-term liabilities                                                9,841              23,962

Stockholders' equity:
   Common stock of $.02 par value per share; authorized
     28,000,000 shares; issued 8,736,427 shares in both
     periods                                                                 175                 175
   Preferred Stock; authorized 2,000,000 shares; none issued in
     both periods                                                              -                   -
   Additional paid-in capital                                             26,171              26,171
   Treasury Stock, at cost, 554,641 shares in both periods                (2,632)             (2,632)
   Accumulated other comprehensive income (loss)                              17                  20
   Retained earnings                                                       8,539              10,058
                                                                  -----------------------------------------
Total stockholders' equity                                                32,270              33,792
                                                                  -----------------------------------------
Total liabilities and stockholders' equity                              $ 70,091           $  70,519
                                                                  =========================================